Exhibit 14(b)

Independent Auditors' Consent

To the Board of Trustees and Shareholders of
The Dreyfus/Laurel Funds Trust

We consent to the use of our report related to the Dreyfus Premier Limited Term High Income Fund of the Dreyfus/Laurel Funds Trust dated February 6, 2002 included herein and to the references to our firm under the headings "Financial Statements and Experts" and "Exhibit A –Agreement and Plan of Reorganization" in the Prospectus/Proxy Statement.

KPMG LLP

New York, New York
May 6, 2002